UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2005

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 880-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        On January 14, 2005, Enterprise GP Holdings L.P. (“Holdings”), an affiliate of EPCO, Inc., acquired the 9.9% membership interest in Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P. (“Enterprise”), and 13,454,499 Common Units of Enterprise from affiliates of El Paso Corporation for a total purchase price of approximately $425 million. EPCO, Inc. is a privately held company that is controlled by Dan L. Duncan, the founder of Enterprise and the Chairman of Enterprise Products GP, LLC. As a result of this transaction, affiliates of EPCO, Inc. now own 100% of the membership interests in Enterprise Products GP, LLC and approximately 142.6 million Enterprise common units, or approximately 39.1% of Enterprise’s total outstanding common units.

        In connection with the purchase by Holdings of the 9.9% membership interest in Enterprise Products GP, LLC, Holdings became a Substituted Member of Enterprise Products GP, LLC and succeeded to all the rights and agreed to be bound by all the obligations of the affiliate of El Paso Corporation that previously owned such membership interest. In that connection, Holdings executed an Application for Admission as a Substituted Member of Enterprise Products GP, LLC that is filed as an exhibit hereto. Such document effectuated an amendment to the Second Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC (the “LLC Agreement”) by substituting Holdings as a party to the LLC Agreement (and in all appropriate places therein) in place of the El Paso Corporation affiliate. None of the provisions of the LLC Agreement were amended in connection with such substitution.

Item 9.01.   Financial Statements and Exhibits.

        (c)       Exhibits.

Exhibit No.	Description
3.1*	Application for Admission by Enterprise GP Holdings L.P. as a Substituted Member of Enterprise Products GP, LLC

* Filed herewith

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC, its General Partner

Date: January 18, 2005	By:	/s/ Michael J. Knesek
Name: Michael J. Knesek Title: Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC

INDEX TO EXHIBITS

Exhibit No.	Description
3.1*	Application for Admission by Enterprise GP Holdings L.P. as a Substituted Member of Enterprise Products GP, LLC

* Filed herewith